Exhibit 99.1

Prepared Remarks of Roger Gale, Richard Brounstein and
Jerrold Dotson
Calypte Fourth Quarter 2006 Analyst/Investor Conference Call
April 5, 2007; 4:30pm EDT

Tim Clemensen - Calypte Biomedical Corporation - Rubenstein IR

Good afternoon and welcome to the Calypte Biomedical Fourth Quarter 2006 Results Conference Call. Joining us today from the Calypte management team are Roger Gale, Chairman and Chief Executive Officer, Richard Brounstein, Executive Vice President and Jerry Dotson, Vice President - Finance. Management's comments can be accessed via the Internet at the following address www.calypte.com  and click on investors. The conference call will be available for replay through April 30, 2007. By now you should have received a copy of the Company's fourth quarter and year end 2006 earnings release that was issued yesterday. If you have not, you can view the press release at Calypte's web site at www.calypte.com or feel free to contact our office at 212-843-8094 and we will fax it to you. In addition, Calypte filed its 2006 SEC Form 10-KSB April 2nd, and it is also accessible from Calypte’s website.

We'd like to remind you that during the course of this conference call the Company might make projections or other forward-looking statements regarding future events for the future financial performance of the company. We want to caution you that such statements are just predictions and that actual events or results may differ materially based upon factors discussed on this call or due to other events that are now unknown. Further we refer you to the documents the Company files from time to time with the Securities and Exchange Commission and other publicly filed documents. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.

I would now like to turn the call over to Roger Gale, Chairman and CEO of Calypte Biomedical.

 Roger Gale - Calypte Biomedical Corporation - Chairman and CEO

Thank you, Tim.

Good afternoon and thank you for joining us on the call today. I would like to make a few high level comments before we review the financial and operational results in more detail.

First, on this call we will be providing you with more information on the $5.2 million private placement transaction completed on 28 March 2007. We will also give you some color on the new investor group and share our views on what we think they can bring to the business other than cash.

Second, we will then present the financial results for the fourth quarter of 2006 and the year-ended 31 December 2006.

We will conclude with comments regarding some of what we expect in 2007 and thereafter.

Before doing that, however, I’d like to make some initial comments regarding our financing and the opportunities it provides us. Since our last conference call in mid-November, our team of 9 employees has continued our Chinese efforts, both in the factory and in the SFDA approval process, and has nurtured considerable activities in other focus areas. Our primary focus was completing the financing and delivering on the debt restructuring part of our business plan. Delays in that process led to funding constraints, but we believe the result is well worth any hardships caused by the delay. I would like to make the point that the Company had several funding options available to it over the past 5 months. I must stress the importance management placed on not just taking any immediately available cash - even though that cash was available in the U.S. We were seeking a straight-forward investment, with defined parameters, ideally, with an investor who would provide more than just money. While we were seeking this investment, we deferred costs, tightened our belts, and deferred several of our intermediate plans. In addition to raising immediate cash, our objectives in this financing were also to provide the prospect of medium-term follow-on financing without having to return to the market; and to find investors who could provide key relationships in our primary focus areas, not just in the UAE, but also in China, Russia and other key areas. Both management and Marr as our largest investor believed we would find the right investor and, in the interim, bridge-financed the company. We are particularly grateful to Marr for this support. Management also contributed to the bridge financing through loans and deferral of wages, which have been converted into the financing. We achieved our desired objectives with Mr. David Khidasheli and his group. One of the important aspects of the financing is the intermediate-term funding potential of $13.5 million from the short-term warrants. This financing structure permits us to start now, with the significant sum of $5.2 million in cash at a time when our basic cash needs are about $400,000 per month, and which we call time “T-Zero” where we have the financial resources to execute on our business plan. Additionally, as part of this financing, we extended over $9 million in secured debt, the majority of that held by Marr, until 2009, when we expect to be strongly cash flow positive. .

As we start the next phase of our journey, with the appropriate financial resources in hand, our objectives remain unchanged, our opportunities are maybe better - with the addition of new “strategic” partners - and the timing is absolutely right.

While we continue to believe our $4.5 million revenue target for 2007 is achievable, it will not occur ratably through 2007. Indeed, as we have discussed previously, our ability to sell our products internationally is contingent upon achieving local regulatory approvals, the timing and details of which are, in the main, outside of our control. Additionally, orders for our products in territories where we have approval have come in discrete chunks, and we expect that pattern to continue, at least initially, as we gain additional approvals. We have already noted that we focused our limited management and financial resources during the first quarter of 2007 on China and on negotiating and completing the financing that will give us the working capital to finance sales growth as well as the ability to proceed on our journey. As a result of all of these factors, sales in our first quarter of 2007 will not be significant. We expect them to be below the comparable period of 2006. We expect the primary sales ramp to occur during the second half of 2007. Much of the commercialization will not occur until 2008. We commit to utilizing much of the capacity we are putting in place in China and see India as a close second.

We have invested in capabilities for the U.S. market and we know that the 18 month shelf-life of our oral fluid rapid tests is special - and suitable for the OTC market. Our new investors support the broadening of the company to a US-centric organization, taking advantage of resources elsewhere - such as India. Their backing also provides a likely source of the financial resources required to deliver. That, in short, is our journey.

Let me end this introduction by saying that the new funding and the restructuring of the debt have done more than just recapitalize the Company. The strategic focus of our new investors is already opening up new markets and new areas of existing markets and improved access into countries through leveraging their own relationships and commercial contacts for the benefit of the company. We commit to keeping you posted in the coming months as these relationships develop. As I have already alluded, this does not change the Company’s primary objectives but it does somewhat change the strategy we employ to deliver those objectives.

But more on that later. Now let me turn it over to Rick who will provide his comments on the recent financing. Jerry will discuss the debt restructuring and related balance sheet implications and tie this into a discussion of our financial results for Q4. I will then come back to you and discuss the ongoing operations and our plans for the future in some greater detail.

Over to Rick

 Rick Brounstein - Calypte Biomedical Corporation - Executive Vice President

Thanks, Roger.

I visited Dubai in March to meet with our distributor in that region. UAE is one of our early approvals and represented over 50% of our 2006 sales. Mr. Khidasheli, “David” as everyone refers to him, and most of his investor group, were in Dubai at the time. They were involved in final due diligence of Calypte and welcomed the opportunity to meet another member of the management team, following David’s meetings with Roger in London earlier in the quarter.

I was encouraged by the process we went through to consummate this financing. This is a well positioned group of interested investors who are enthusiastic and follow through. We agreed to the structure of the financing while I was in Dubai, agreed to a 2-week timeframe to fund, and kept to that schedule.

We now have received the $5.2 million - it was wired to us last week right on schedule. We have approximately 340 million shares outstanding today, plus share reserves for options and warrants, of which the largest is in conjunction with this PIPE. We obtained commitments for up to an additional $13.5 million through the issuance of 150 million shares underlying short term warrants that expire in the next 15 to 18 months. And, we believe there is a good likelihood that these warrants will be exercised to provide the financing necessary to execute on our journey. Why?

David and his team have strong relationships in most of the regions critical to our success - India, China, Russia, many more as we described in the press release announcing the financing - and even in Geneva where most of the bilateral and multilateral agencies have offices. As part of their due diligence they visited China, India, and Russia and of course the Middle East and we shared visions and an understanding on how we can achieve our goals and where we can take advantage of their knowledge of these regions.

They are all about action and while I was in Dubai they took the trouble to introduce Calypte to businessmen who could help us in the region. In my opinion, many of these relationships will bring short term results - something that we will be able to discuss and we begin anew from, as we are referring to it now, Time “T-zero.”

These investors want to help us facilitate building our business, and we believe that they, along with Marr, our strategic investor of several years, as well as our largest stockholder - and who was influential in our ability to attract David and his group -bring Calypte much more than money as we as a management team move forward and execute on our business plan.

Financially, not only does the PIPE provide us the key resources, cash, to move forward - and we are moving forward - but the PIPE and related debt restructuring really cleaned up the balance sheet in ways not readily apparent from the press release. Let me turn it over to Jerry to give you a sense of this.

 Jerry Dotson - Calypte Biomedical Corporation - Vice President Finance

Thanks, Rick.

As Tim noted earlier, we filed our Form 10-KSB for 2006 on Monday. While we have described the financing, which included the PIPE and the debt restructuring, in some detail in that filing, it is treated as a subsequent event to our 2006 financials, and, for the most part, is not reflected in our financial position or results of operations at December 31, 2006. Let’s look quickly at our December 2006 balance sheet to put the financing in context, however.

Our working capital decreased by $1.8 million between 2005 and 2006 to negative $4.8 million at December 31, 2006. Of course, this working capital figure does not reflect the receipt of the $5.2 million in new equity. That will be apparent in our first quarter 2007 financial statements. Further, our investment in China accounted for substantially all of the decrease in working capital in 2006, as we acquired - through our consolidated joint venture - facilities and an existing operation that is in the final stages of readiness for the launch of our Aware™ HIV rapid oral fluid test in China, but that had $1.9 million in various forms of current debt incurred to acquire the facility and for other purposes.

Our long term liabilities increased by approximately $3.5 million to $11.6 million at December 31, 2006. This is significant and reflects the fact that $9 million in secured debt that was originally due and payable this week has now been extended to April 3, 2009. This amount would have been presented as a current liability, further reducing our working capital at December 31, 2006, had we not successfully negotiated its extension. During 2006, we reduced - through conversions and warrant re-pricing programs, an additional $3.4 million of our 8% convertible debt and 7% promissory notes. We funded our operations in 2006 largely through issuing 7% promissory notes under our Credit Facility arrangement with Marr Technologies BV, who remains our largest stockholder, holding about 19% of our outstanding stock after the financing. The complex non-cash accounting rules applicable to our 8% convertible notes further reduced our long-term liabilities by $1.5 million in 2006.

In the same way that the 2006 balance sheet doesn’t obviously reflect the impact of the PIPE and the debt restructuring, the income statement masks significant progress made during 2006 to reduce and control operating costs. In large part, this is the result of the ramp-up of our Chinese manufacturing joint venture, and I will point out the impact of those JV expenses in our results. The reduction in our operating cash flow is, perhaps, a better measure than our income statement of our success during 2006 of reducing and controlling our expenses. We reduced our operating cash flow from $8.1 million in 2005 to $5.0 million in 2006 - that’s a reduction of over $250,000 per month.

Turning now to our results of operations for the fourth quarter and full-year, 2006, our revenue for the fourth quarter of 2006 totaled $339,000 compared with $133,000 in revenue from continuing operations for 2005, an increase of $206,000 or 155%. Revenue for the full-year of 2006 totaled $547,000 compared with $427,000 in revenue from continuing operations for 2005, an increase of $120,000 or 28%. The revenues and costs attributable to the Legacy Business, the laboratory-based HIV tests using urine and blood samples that we used to sell, have been classified as discontinued operations in our 2005 results. We sold that business in November 2005 and, I will not discuss it further here.

Sales of our Aware HIV oral fluid rapid test were $278,000 in the fourth quarter of 2006 compared with $19,000 in the fourth quarter of 2005, an increase of over 14 times. As we indicated in our last conference call, this is primarily the result of the sale of the OTC version of our oral fluid test to our distributor in the Middle East for sale in the UAE. For the year, our Aware rapid test sales totaled $306,000 in 2006, compared with $21,000 in 2005, the increase reflecting both the fourth quarter 2006 sale to our Middle East distributor and sales to our South African distributor throughout 2006.

Sales of our BED incidence test accounted for approximately 95% of our sales from continuing operations for 2005 and approximately 44% of our sales for 2006, a decrease representing approximately $165,000. BED Incidence test sales accounted for $61,000 of our fourth quarter 2006 sales, compared with $115,000 in the fourth quarter of 2005. We have discussed previously the concerns that developed in late 2005 indicating that the Incidence Test might over-estimate the HIV-1 incidence rate.  In the first quarter of 2006, the U.S. CDC, the test’s designer, issued an information sheet acknowledging that the assay may cause over-estimation under certain conditions. Following its review of data collected from studies in various countries using the test, in late 2006 the CDC issued new recommendations and adjustment factors for using the Incidence test. Sales of the test resumed modestly in late 2006, but not at the “ramp-up” rate we saw in 2005. Now, however, with the protocols for using the test agreed to, we believe this product will become an important tool in the fight against HIV/AIDS. We have new orders for this test in hand and expect that we will see sales at an increasing rate later in 2007.

Our gross margin decreased from 69% of sales in 2005 to 28% of sales in 2006 and from 71% of sales in the fourth quarter of 2005 to 42% of sales in the fourth quarter of 2006. For both the fourth quarter and full-year periods, the primary causes of the decreased margin are the change in the product mix to our oral fluid HIV rapid test with significantly higher royalty rates than the Incidence Test. Additionally in 2006, we experienced increases in certain of our materials costs due to financial constraints that limited our ability to purchase in the most economical order quantities, and we incurred increased costs related to transferring domestically purchased materials or components to international manufacturing locations in Thailand and China. Our royalty expense and margin rates for 2006 are not typical of what we expect for the future because of the nominal amounts of revenue and product quantities over which certain fixed expenses, like annual royalty minimums, have been allocated. Additionally, our current product costs are based on low-volume purchasing patterns and pilot-plant-sized production lots, and do not reflect the economies of scale that we expect to achieve in commercial scale manufacturing operations. For example, we expect that our Chinese manufacturing facility will be capable of producing as many as 10 million rapid tests per month.

Research and development costs decreased by $511,000 or 23%, from $2.2 million in 2005 to $1.7 million in 2006. For the fourth quarter, R&D costs increased 34%, from $334,000 in 2005 to $448,000 in 2006. Domestic R&D expense decreased by $1,018,000 for the full year and $59,000 for the fourth quarter, primarily due to the elimination of our Rockville, Maryland facility-based R&D staff and their related operations in the business restructuring we implemented during the second quarter of 2005. Although we have continued to incur travel and other costs related to supporting our contract manufacturer in Thailand and transferring our manufacturing technology to our Chinese joint venture and to conduct various international clinical trials and evaluations of our rapid tests during 2006; those expenses have decreased compared with the expense associated with similar activities during 2005. Fourth quarter travel costs increased noticeably in 2006 as we dedicated significant staff resources in support of our submission for the approval of our oral fluid test to the Chinese SFDA. We had the primary technical review for our oral fluid test’s approval in China in early December 2006. In addition to our domestic R&D spending, we recorded $507,000 of research and development expense for the year and $172,000 for the fourth quarter related to our rapid tests and incurred primarily by our Beijing Marr joint venture, which was not consolidated in 2005.

Selling, general and administrative costs decreased by $1,041,000 or 19%, from $5,363,000 for the full-year of 2005 to $4,322,000 for the full-year of 2006. SG&A expenses increased from $808,000 in the fourth quarter of 2005 to $1,129,000 in the fourth quarter of 2006. Over $200,000 of the increase in the fourth quarter of 2006 relates to the expenses incurred by our Chinese joint ventures, which were not consolidated in 2005. The primary components of the net decrease in SG&A expenses for the full year of 2006 include the following:

•	a decrease of approximately $535,000 related to the second quarter 2005 charge for restructuring our operations and closing our Maryland and California facilities;

•	a decrease of approximately $590,000 in marketing consulting expenses;

•	a decrease of approximately $133,000 of non-cash expense; offset by

•	an increase of approximately $565,000 of general and administrative expenses incurred by our Chinese joint ventures that were not consolidated in 2005.

Our loss from operations for 2006, at $5,870,000, reflects a 19% decrease compared with the $7,280,000 loss from continuing operations reported for 2005, despite approximately $1.1 million of expenses incurred by our Chinese joint ventures in 2006.

We recorded net interest expense of $8.5 million for 2006 (of which $8.2 million was non-cash) compared with $2.0 million of net interest income (of which approximately $1.9 million was non-cash) in 2005, principally due to the accounting for the derivative and anti-dilution obligations of our 2005 convertible note financing and the third quarter 2006 expense associated with warrant re-pricing and exercise and the related debt cancellation. We expect to again record significant non-cash interest expense in connection with the financing we completed in the first quarter of 2007.

I will now turn the call back over to Roger who will more fully discuss our journey.

 Roger Gale - Calypte Biomedical Corporation - Chairman and CEO

Thank you, Jerry. I’d also like to acknowledge the presence here in Portland with me today of Dr. Ron Mink, our Chief Science Officer, who has just returned from China.

Completion of the PIPE of $5.2 million, with the potential of a further $13 million plus from exercising of warrants over the next 18 months, together with restructuring of the debt, concludes the Company’s original restructuring and recapitalization plan. It is, as we mentioned before, the departure point (time T zero) for the next stage of the company’s development. We call it a journey, because, if you follow the international life sciences sector, you know that it is one continuous process - unfortunately, a continuous bureaucratic process. Timelines are very difficult to predict. Progress is reported as achieved. Along the way, one will face a whole raft of obstacles and pitfalls that beset these highly complex international healthcare markets. It also serves as a barrier to entry for our competitors, as the time one spends in working on a unique product cannot be easily shortcut. Although everyone would like to think they can shortcut the process, no one has. Despite all of the time and effort we have invested in China, we are at the last stage - and will soon have the only approved oral fluid test in China. No one else passed us by. This is the same in India and Russia. In most of our markets, we will be the only non-invasive HIV test. In all our markets, we have the only test that has a suitable shelf-life (18 months) and provides a fully non-invasive solution, avoiding the need to routinely confirm with a blood test. So, we ask that you understand the rules we play under and, if you can accept that building the company from this point forward will be more of a journey or continuum of progress, and not a discrete event or action, then please follow us. With the financing secured, along the way, we will complete more in-country clinical trials, obtain more market approvals, sell more product and become profitable.

But that isn’t enough. Our future has to be built and earned the hard way. We plan to find new markets, find better ways to get into those markets, find better, more efficient and cost effective ways to produce our products, diversify our product base, capitalize on our competitive advantages and push the commercial and technological boundaries of rapid diagnostic testing with new science and new products. We have a group of leading investors, who are prepared to act as strategic partners and allow the company to leverage their relationships and resources. We have the science and the scientists. We have the core managers and the drive to make it happen.

With funding in place, we must quickly ramp-up our operational capability. We will do this by several means:

1)	Building up staffing, in particular in R&D, sales and marketing and business development.

2)	Improving our US facilities by bringing together our R&D group, new manufacturing capability and corporate activities under one roof. This will better position us for entry into the US market.

3)
Getting closer to, and becoming more involved in, our regional markets. This will likely involve: forming partnerships and strategic relationships in regions and countries; leveraging the commercial relationships of our new and existing shareholders; positioning local country or regional managers; creating regional product assembly facilities, R&D centers and other ventures with established domestic entities, among others.

4)
Diversifying our product base through a combination of in-house R&D, scientific and commercial partnerships that may be specific to products or countries or both, and a potential roll-up strategy through M&A, combining specific markets, products and technologies.

More specifically, the Company will: (1) accelerate sales in existing and new countries via strategic and technical relationships that provide better access and greater acceptability in some countries and regions; (2) broaden our HIV rapid diagnostic tests to include Aware 2 and multi-channel rapid testing (OTC and PRO); (3) enter the US market with an Aware HIV test; (4) introduce new rapid STD tests (in partnership with CDC) on different delivery platforms; (5) begin work on a new range of rapid non-HIV/STD tests (chief among them could be hepatitis, malaria and tuberculosis); and (6) begin research into the next generation of rapid diagnostic tests.

When we spoke to you last November, we outlined objectives that remain valid.

First, we remain focused on 5 key countries or country blocks: Russia, China, Africa, India and the Middle East. These are our spotlights. Of these countries, four are the “next wave” countries facing an HIV/AIDS pandemic.

China has had our greatest focus since November and we believe we are - at long last - close to completing the regulatory process for both the SFDA and GMP approvals. We plan to submit what we believe are final documents to the SFDA in early May. Our JV factory, with capacity to produce 10 million tests per month within 12 months, if necessary, is complete. It is ready to start production now and we expect to ship the first product for export by mid-year. It can be ramped up to 1.0 million tests a month fairly quickly. We are still in the process of obtaining GMP and ISO certification of the plant. We are now toward the end of this approval process. We expect to market the only oral rapid HIV test in China.

Another important development is in India. Our clinical trials have recently been completed and we expect our first sales in the second half of the year of the only oral rapid test in India. Here is one region in particular where we anticipate significant help from our new investor group.

Second, the US is the largest market for HIV diagnostic tests in the world, with 2005 revenues for screening tests estimated at $165 million. An FDA advisory panel has recently announced its support for having an OTC test available in the U.S. The CDC is adopting an opt-out testing protocol, encouraging everyone to get routinely tested. One of the uses of funds from the newly-completed PIPE is to advance our efforts to develop the US market. Calypte has invested over $3 million to acquire technology and equipment to take advantage of this opportunity. The first step will be to obtain approval for an oral fluid test for professional use. We expect to file an IDE with the FDA this year.

Third, Calypte is leveraging our partnership with the Centers for Disease Control and Prevention (CDC), and with this funding, is planning to focus new resources to work with the CDC. This work is expected to lead to our first non-HIV/AIDS product - a rapid syphilis diagnostic test.

Fourth, we have recently been far more proactive in our efforts to raise stockholder awareness as we enter this next stage of our journey. We plan more than these regular earnings calls We have commenced non-financing road shows and started gaining a presence with investor-focused media groups. It is important to bring visibility to our story as it develops. In this regard, our medium-term objective is to list on the Nasdaq and we believe that our business opportunities will justify this stature.

Fifth, we continue to capitalize on the Calypte advantage: on Calypte’s OMT test versus a blood test - where we have very definite and obvious advantages. We will break the barriers as countries begin to realize that the only feasible way to increase testing substantially is to find a non-invasive solution.

With respect to Calypte’s OMT test advantages, it is worth emphasizing 2 significant design advantages:

(1)	We have shelf life of 18 months, suitable internationally and in the U.S., and long enough to be an OTC test in the United States.

(2)
The design of our collection system meets WHO testing standards. Calypte’s oral fluid test collection and sampling technology is such that the fluid collected can be used for more than one oral test. To this end, we have now developed a second oral fluid test that conforms to the WHO rapid testing algorithm of two simultaneous oral tests (specifically, a diagnostic and a confirmatory test, using different antigens) from the same sample fluid. We are now perfecting that dual oral test. We have received a strong expression of interest from Tanzania, South Africa and other countries regarding this testing protocol.

Sixth and last, it must be emphasized that under this multi-pronged and multi- channeled approach, we are using all channels available to enter the markets and gain sales. The approach is to continue with the traditional government-sponsored tenders, but also to work with the private sector and private charity funders and their on-the-ground organizations, the bi-lateral and multi-lateral state charities and entities, the International Financial Institutions and the national and international NGOs. Each market differs. And with our financing in place, we have the staying power that we expect will encourage many of these organizations to partner with us.

In conclusion, our confidence, the management team’s confidence, springs from the absolute commercial advantage that our science has delivered. We believe our products are safer and more cost effective than blood diagnostic tests. We believe our test is more robust and durable than the only other oral test on the market. We recognize that we must slog through the regulatory approvals country by country as must our competitors, but we are confident in the high quality and superior merits of our products. We are confident and are seeing evidence already - confirmed by the wide interest we have for the oral fluid test - that the oral test is the most efficient use of resources in the global fight against HIV/AIDS and, as regulatory barriers break down, we also expect our OTC product will become the market leader. Our future remains very bright.

Thank you very much, ladies and gentlemen - and thank you to my colleagues and thank you all for listening in.